Pricing Supplement No.9 Dated November 10, 1999
(To Prospectus and Prospectus Supplement Dated May 27, 1999)

                               U.S.$8,000,000,000
                                                                 Rule 424 (b)(3)
                                                          Registration Statement
                                                                   No. 333-75177

                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue



     Ford Motor Credit Company has designated $225,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Goldman, Sachs & Co. have agreed to purchase the Notes at a price of 99.962% of their principal amount for resale at varying prices related to prevailing market prices determined by Goldman, Sachs & Co.
at the time of resale.

Issue Date:                                     November 16, 1999.

Maturity Date:                                  November 16, 2001.

Principal Amount:                               $225,000,000.

Interest Rate Basis:                            LIBOR Telerate having an Index
                                                Maturity of three months plus
                                                15 basis points.

Interest Reset Dates:                           On the Issue Date and
                                                on the 16th day of each
                                                February, May, August and
                                                November thereafter.

Interest Payment Dates:                         Quarterly on the 16th day
                                                of February, May, August and
                                                November, commencing
                                                February 16, 2000.

Interest Determination Date:                    Two London banking days prior to
                                                each Interest Reset Date.

Reference Agent:                                The Chase Manhattan Bank.


                              GOLDMAN, SACHS & CO.